Exhibit 10.4

AMENDMENT NO. 4 TO EMPLOYMENT AGREEMENT

This Amendment No. 4 to Employment Agreement (the “Amendment No. 4”) is made and entered into as of the 15th day of August, 2012, by and between Xerium Technologies, Inc. (the “Company”) and Stephen R. Light (the “Executive”).

WITNESSETH

WHEREAS, the Company and the Executive entered into an Employment Agreement effective as of February 11, 2008, and subsequently amended that Employment Agreement by Amendment No. 1, dated February 26, 2008, Amendment No. 2, dated December 31, 2009 and Amendment No. 3, dated December 9, 2011 (the Employment Agreement and its previous amendments are referred to herein as the “Employment Agreement”); and

WHEREAS, in consideration for the Executive’s past performance and continued service to the Company, the parties desire to amend the Employment Agreement as set forth herein.

NOW THEREFORE, in consideration of the mutual terms and conditions set forth below and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive agree that the Employment Agreement shall be amended as follows:

1.    Section 6(h)(vii) shall be deleted in its entirety and be replaced with the following:

(vii) Continued Employment. Immediately following his resignation, at which time this Agreement and his employment as an executive employee hereunder shall terminate, the Executive shall continue as a non-executive employee of the Company for six months. During such six month transition period, the Executive (A) must continue to comply with all Company policies; (B) shall receive a salary of Four Hundred Sixty and 00/100 Dollars ($460.00) per week; (C) shall continue to receive an allowance, at the rate of Forty-Five Thousand Dollars ($45,000.00) per year, paid in equal monthly installments to be applied as the Executive shall determine for the expenses associated with the automobile he uses, dues for club memberships, financial planning and other purposes; and (D) shall continue to have the cost of an annual executive physical examination at the medical services provider of the Executive’s choice, to the extent the cost of such examination is not covered by the Company group health plan in which the Executive is enrolled, paid for by the Company. In the discretion of the Board, the Executive may also be entitled to a discretionary bonus for extraordinary efforts during this six-month transition period. Such bonus shall be paid within forty-five (45) days following the end of the six-month transition period.

2.    Except as herein amended, the Employment Agreement shall remain in full force and effect and is hereby ratified and confirmed in all respects.

IN WITNESS WHEREOF, this Amendment No. 4 has been duly executed as of the day and year set forth above.

/s/ Stephen R. Light_______
Stephen R. Light

Xerium Technologies, Inc.

By: /s/ Clifford E. Pieatrafitta

                     Name: Clifford E. Pietrafitta
Title: Executive Vice President and Chief Financial Officer